SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2004

PACIFIC CMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27653	84-1475073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1350 Avenue of the Americas (Suite 1300)	New York, New York	10019
(Address of Principal Executive Office)	(City and State)	(Zip Code)

Registrant’s telephone number, including area code: (212) 247-0049

ITEM 5. Other Events

On June 11, 2004, Henrik Christensen, Executive Vice President of Pacific CMA, Inc. (the "Company") resigned from all officerships he held with the Company and its affiliates. He also advised the Company that he did not desire to serve on the Company's Board of Directors. The Company anticipates that Mr. Christensen will remain associated with the Company as an independent contractor or in a similar status.

Also, on that date, at the Annual Meeting of the Company's Stockholders, all of the Company's remaining seven nominees to the Company's Board of Directors were reelected to the Company's Board of Directors.

The Annual Meeting of Stockholders was held at 12:00 Noon, local time, at the American Stock Exchange, located at 86 Trinity Place, Board Room, New York, New York 10006.

Proposals presented to the stockholders at that meeting were the following:

   Proposal 1. The election of members to the Company's Board of Directors.

   Proposal 2. The retention of the firm of BKD, LLP as the Company's auditors for the fiscal year to end December 31, 2004.

   Proposal 3 The ratification of the appointment of Liu Kwong Sang and Tan Kay Hock to the Board's Audit Committee.

   Proposal 4. Approval of the full effect of the stock dividend payments, conversion, anti-dilution and other adjustment provisions of the Company's Preferred Stock and Common Stock Purchase Warrants issued and sold in private placements to two institutional investors in April and May 2004.

An aggregate of 19,899,055 shares, representing approximately 77.1% of the Company's then 25,825,590 issued and outstanding shares were present in person or by proxy. A clear quorum was present.

The stockholders in person or by proxy voted their shares as follows:

Proposal 1 (Election of Directors)
Name	For	Against	Withhold Authority to Vote For	Approximate Percentage of “For” Votes of All Issued and Outstanding Shares

Alfred Lam	19,308,255	4,000	586,800	74.8%
Scott Turner	19,308,255	4,000	586,800	74.8%
Louisa Chan	19,308,255	4,000	586,800	74.8%
Kaze Chan	19,308,255	0	590,800	74.8%
Tan Kay Hock	19,308,255	4,000	586,800	74.8%
Liu Kwong Sang	19,308,255	4,000	586,800	74.8%
Kim E. Petersen	19,308,255	4,000	586,800	74.8%
Henrik M. Christensen	1,377,755	17,934,500	586,800	5.3%
Proposal 2	19,309,355	588,700	1,000	74.8%
Proposal 3	19,307,255	590,800	1,000	74.8%
Proposal 4	18,186,206	586,900	0	70.2%

As a result of the foregoing, Alfred Lam, Scott Turner, Louisa Chan, Kaze Chan, Tan Kay Hock, Liu Wong Sang and Kim E. Petersen were elected to the Company’s Board of Directors and the Company’s Proposals 2, 3 and 4 were approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC CMA, INC.

Dated: June 11, 2004	By:	/s/ Alfred Lam
Alfred Lam
Title: Chairman